[drugstore.com, inc. logo]

FOR IMMEDIATE RELEASE

Contact:

Investor Relations:

Brinlea Johnson or Chris Danne

415-489-2189

brinlea@blueshirtgroup.com or chris@blueshirtgroup.com

drugstore.com inc. Achieves Key Milestones in 2006

Fiscal 2006 Net Loss Improves 38% Year-over-Year,

Company reports First Full Year of Positive Adjusted EBITDA

BELLEVUE, WA - January 31, 2007 - drugstore.com, inc. (NASDAQ: DSCM), a leading online provider of health, beauty, vision, and pharmacy products, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2006. The company reported quarterly net sales of $108.6 million, driven by core over-the-counter (OTC) order growth of 19% year-over-year, and a net loss of $2.9 million, or $0.03 per share, reflecting a $1.5 million improvement from the same period of 2005. During the quarter, the company achieved its third consecutive quarter of positive adjusted EBITDA. Adjusted EBITDA of $901,000 was an improvement of approximately $2.7 million from the fourth quarter of 2005. Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation, and amortization of intangible assets and non-cash marketing expense, adjusted to exclude the impact of stock-based compensation expense. For the year, the company reported net sales of $415.8 million, a net loss of $13.0 million or $0.14 per share, and adjusted EBITDA of $2.4 million, reflecting an adjusted EBITDA improvement of $12.0 million over the fiscal year ending 2005.

"This was a turnaround year for the company, and we executed on our goal of achieving positive adjusted EBITDA," said Dawn Lepore, chief executive officer and chairman of the board of drugstore.com, inc. "Our focus on profitability and increasing contribution margins has resulted in a significantly improved business model. Our goal now is to build on that model to drive continued adjusted EBITDA margin expansion and GAAP profitability by the fourth quarter of 2007," continued Lepore. The Company achieved record annual adjusted EBITDA of $2.4 million, which improved by $12.0 million from 2005, and generated positive operating cash flow during the second half of the year.

"Our core OTC segment continues to be the key driver of our business and, in the fourth quarter, orders grew by 19% year-over-year and 21% for the year. Importantly, we had a strong 8-week holiday season, with order growth during this period increasing by 25%. Additionally, fourth quarter contribution margin dollars increased by nearly 10% while fixed costs declined by 1%" explained Ms. Lepore.

"Building on our solid business momentum , we are now well positioned to accelerate growth and maximize our core business in 2007 by implementing key initiatives such as expanding beauty.com, executing on our "hard-to-find" strategy, and developing strategic partnerships like our new affiliation with Revolution Health and the Cystic Fibrosis Foundation. We believe these initiatives will continue to move us towards our goal of surpassing half a billion in sales in 2008," concluded Ms. Lepore.

GAAP net loss for the fourth quarter of 2006 was $2.9 million, or $0.03 per share, compared to a net loss of $4.5 million, or $0.05 per share, for the fourth quarter of 2005. This loss includes $1.7 million in non-cash share-based compensation expense associated with FAS 123R. In accordance with FAS 123R, the expense for current and comparative periods is reflected within the applicable functional operating expense lines within the statement of operations.

The Company also announced today that Robert A. Barton, Vice President and Chief Financial Officer, has decided to resign and is expected to depart the Company in mid 2007. Mr. Barton will remain in his current role while the Company conducts a search for his successor and will continue in an advisory capacity during a transition period after his successor is identified and retained. "Bob has been a great partner to me as we have turned the company around and achieved positive adjusted EBITDA. I will miss his passion and commitment," said Ms. Lepore.

Outlook for First Quarter and Fiscal Year 2007

For fiscal year 2007, the company is targeting net sales in the range of $440.0 million to $460.0 million, net loss in the range of $7.0 million to $11.0 million, and positive adjusted EBITDA in the range of $7.0 million to $11.0 million.

For the first quarter of 2007, the company is targeting net sales in the range of $108.0 million to $110.0 million, net loss in the range of $3.0 million to $4.0 million, and positive adjusted EBITDA in the range of $500,000 to $1.5 million.

Financial and Operational Highlights for the Fourth Quarter of 2006
(All comparisons are made to the fourth quarter of 2005)

Key Financial Highlights:

  Total contribution margin dollars increased by nearly 10%, while fixed operating expenses declined by 1%. For the year, contribution margin dollars improved by 20%, while fixed costs increased by only 3%.
  Gross margin expansion of 20 basis point and 110 basis point for the quarter and year, respectively, was a key contributor to our contribution margin improvement.
  Total orders grew 8% to a record 1.4 million while contribution margin dollars per order grew by 1% to $11. For the year, total orders grew by 6%, while contribution margin dollars per order increased by 14%.
  Core OTC [1] order volumes grew by 19% for the quarter, and 21% for the year.
  Cash, cash equivalents and marketable securities were $40.6 million at year end.

Net Sales Summary:

  Core OTC net sales [1] grew by 15% to $55.6 million. For the year, core OTC sales were $195.6 million and grew by 18%.
  Mail-order pharmacy net sales were down 28% to $14.5 million reflecting a full quarter without sales through our partnership with Envision, which was terminated in the second quarter. Contribution margin dollars increased by 18%. For the year, mail-order pharmacy net sales declined by 11% to $67.4 million, while contribution margin dollars increased by 17%.
  Local pick-up pharmacy net sales were up approximately 9% to $26.0 million. For the year, local pick-up pharmacy net sales were up 5% to $100.7 million.
  Vision net sales grew to $12.0 million, a 6% increase. For the year, vision net sales grew by 6% to $49.8 million.
  Average net sales per order were $75. Average net sales per order were down 4% for core OTC at $57, up by 11% to $167 for mail-order pharmacy, down 6% to $106 for local pick-up pharmacy, and up by 12% to $93 for vision. For the year, average net sales per order were down 2% for core OTC at $57, up by 12% to $164 for mail-order pharmacy, down 3% to $106 for local pick-up pharmacy, and up by 10% to $90 for vision.
  Net sales from repeat customers represented 79% of net sales. For the year, net sales from repeat customers were 81% of net sales [2]

Key Customer Milestones:

  Approximately 8.5 million customers have been served since inception, including 347,000 new customers in the fourth quarter.
  The number of active customers [3] grew by 8% to more than 2.2 million.
  The average annual spend per active customer [3] was $186.
  Core OTC net sales is a non-GAAP financial measure that excludes from OTC net sales the company's wholesale OTC net sales and Custom Nutrition Services ("CNS") net sales. Wholesale OTC sales were generated by the company's December 2003 agreement to provide fulfillment services to Amazon.com, Inc., which was terminated effective as of November 9, 2005. CNS sales are generated by sales of customized vitamins through the company's CNS subsidiary. Prior to December 31, 2005, all CNS sales were recognized on a gross basis, net of promotional discounts, cancellations, rebates and returns allowances. Under the terms of the company's December 31, 2005 fulfillment agreement with Weil Lifestyle, LLC (Weil), the company recognizes on a net basis the revenue associated with the fulfillment of customized vitamins sold through its fulfillment agreement with Weil (which made up the majority of CNS net sales during the quarter). A reconciliation of OTC net sales to core OTC net sales is included in the financial data accompanying this press release.
  Net sales from repeat customers excludes wholesale OTC and Weil-related CNS net sales and reflects only the activity of customers making purchases through the Web sites of drugstore.com and its subsidiaries.
  Active customer base reflects those customers who have purchased at least once within the last 12 months. Both the active customer base (a trailing 12-month number) and average annual spend per active customer exclude net sales and orders generated by the company's wholesale OTC and CNS fulfillment relationship with Weil, and reflect only the activity of customers making purchases through the Web sites of drugstore.com and its subsidiaries.

Conference Call

Investors, analysts, and other interested parties are invited to join the drugstore.com[TM]quarterly conference call on Wednesday, January 31, 2007 at 5:00 p.m. ET (2:00 p.m. PT). To participate, callers should dial 800-240-7305 (international callers should dial 303-262-2193) five minutes beforehand. Investors may also listen to the conference call live at www.drugstore.com (under Corporate Information), by clicking on the "audio" hyperlink. A replay of the call will be available through Friday, February 2, 2007 at 800-405-2236 (enter pass code 11080873#) or internationally at 303-590-3000 (enter pass code 11080873#) beginning two hours after completion of the call.

Non-GAAP Measures

To supplement the consolidated financial statements presented in accordance with GAAP, drugstore.com, inc. uses the non-GAAP measure of adjusted EBITDA, defined as earnings before interest, taxes, depreciation, and amortization of intangible assets and non-cash marketing expenses, adjusted to exclude the impact of stock-based compensation expense. This non-GAAP measure is provided to enhance the user's overall understanding of the company's current financial performance. Management believes that adjusted EBITDA, as defined, provides useful information to the company and to investors by excluding certain items that may not be indicative of the company's core operating results. In addition, because drugstore.com, inc. has historically provided adjusted EBITDA measures to investors, management believes that including adjusted EBITDA measures provides consistency in the company's financial reporting. However, adjusted EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net income/loss, cash flows, or other consolidated loss or cash flow data prepared in accordance with GAAP, or as a measure of the company's profitability or liquidity. Although adjusted EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Net income/loss is the closest financial measure prepared by the company in accordance with GAAP in terms of comparability to adjusted EBITDA.

drugstore.com, inc. also uses non-GAAP measures in which wholesale OTC and CNS sales are excluded from OTC segment sales data. These non-GAAP measures are provided to enhance the user's overall understanding of the company's financial performance in the OTC segment. Management believes that these reporting metrics provide useful information to the company and to investors by excluding certain items that may not be indicative of the company's core operating results in the OTC segment. By excluding wholesale OTC and CNS sales from OTC sales data, the company can more effectively assess the buying behavior of, and the company's financial performance with respect to, its own core OTC customers (those customers making nonprescription purchases through Web sites owned by drugstore.com, inc. and its subsidiaries). However, these non-GAAP measures should not be considered in isolation, or as a substitute for, or as superior to, OTC segment sales data prepared in accordance with GAAP, or as a measure of the company's overall performance in the OTC segment. OTC segment sales measures are the closest financial measures prepared by the company in accordance with GAAP in terms of comparability to OTC segment sales measures that exclude wholesale OTC and CNS sales.

About drugstore.com, inc.

drugstore.com, inc. (NASDAQ: DSCM) is a leading online provider of health, beauty, vision, and pharmacy products. The drugstore.com[TM] online store provides a convenient, private, and informative shopping experience that encourages consumers to purchase products essential to healthy, everyday living. The online store offers thousands of brand-name personal health care products at competitive prices; a full-service, licensed retail pharmacy; and a wealth of health-related information, buying guides, and other tools designed to help consumers make informed purchasing decisions. Consumers can personalize their shopping experiences with shopping lists, e-mail reminders for replenishing regularly used products, and private e-mail access to pharmacists and beauty experts for questions.

drugstore.com, inc. has been awarded the Verified Internet Pharmacy Practice Sites (VIPPS) certification by the National Association of Boards of Pharmacy (NABP) as a fully licensed facility exercising competent, safe pharmacy practices in compliance with federal and state laws and regulations.

The financial results contained in this press release are preliminary and unaudited. In addition, this press release contains forward-looking statements regarding future events or the future financial and operational performance of drugstore.com, inc. Words such as "targets," "expects," "believes," "anticipates," "intends," "may," "will," "plan," "continue," "forecast," "remains," "would," "should," and similar expressions, are intended to identify forward-looking statements. Forward-looking statements are based on current expectations, are not guarantees of future performance and involve assumptions, risks, and uncertainties. Actual performance may differ materially from those contained or implied in such forward-looking statements. Risks and uncertainties that could lead to such differences could include, among other things: effects of changes in the economy, changes in consumer spending, fluctuations in the stock market, changes affecting the Internet, online retailing and advertising, difficulties establishing our brand, and building a critical mass of customers, the unpredictability of future revenues and expenses and potential fluctuations in revenues and operating results, risks related to business combinations and strategic alliances, possible tax liabilities relating to the collection of sales tax, consumer trends, the level of competition, seasonality, the timing and success of expansion efforts, changes in senior management, risks related to systems interruptions, possible governmental regulation and the ability to manage a growing business. Additional information regarding factors that potentially could affect the business, financial condition and operating results of drugstore.com, inc. is included in the company's periodic filings with the SEC on Forms 10-K, 10-Q and 8-K. drugstore.com, inc. expressly disclaims any intent or obligation to update any forward-looking statement, except as otherwise specifically stated by it.

drugstore.com, inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31 ,	January 1,	December 31 ,	January 1,
	2006	2006	2006	2006

Net sales	$ 108,598	$ 106,369	$ 415,777	$ 399,430

Costs and expenses: (1) (2)
Cost of sales	85,190	83,575	326,036	317,366
Fulfillment and order processing	10,704	10,430	41,099	39,855
Marketing and sales	7,919	10,006	29,735	32,810
Technology and content	4,199	3,545	16,190	12,773
General and administrative	3,503	2,966	15,413	15,791
Amortization of intangible assets	468	706	2,060	3,004
Total costs and expenses	111,983	111,228	430,533	421,599

Operating loss	(3,385)	(4,859)	(14,756)	(22,169)

Interest income, net	438	367	1,730	1,270

Net loss	$ (2,947)	$ (4,492)	$ (13,026)	$ (20,899)

Basic and diluted net loss per share	$ (0.03)	$ (0.05)	$ (0.14)	$ (0.23)

Weighted average shares outstanding used to
compute basic and diluted net loss per share	94,027,508	92,877,328	93,405,405	90,808,817

_________
(1) Set forth below are the amounts of stock-based compensation by operating function recorded in the Statements of Operations:

Fulfillment and order processing	$ 196	$ -	$ 835	$ 2
Marketing and sales	233	59	1,058	218
Technology and content	225	-	1,071	5
General and administrative	1,051	278	3,757	1,743
	$ 1,705	$ 337	$ 6,721	$ 1,968

(2) Set forth below are the amounts of depreciation by operating function recorded in the Statements of Operations:

Fulfillment and order processing	$ 368	$ 455	$ 1,476	$ 2,288
Marketing and sales	1	-	2	-
Technology and content	1,064	855	4,119	2,514
General and administrative	107	99	443	478
	$ 1,540	$ 1,409	$ 6,040	$ 5,280

SUPPLEMENTAL INFORMATION: Gross Profit and Gross Margin Information:

	Three Months Ended		Twelve Months Ended
	December 31,	January 1,	December 31,	January 1,
(In thousands, unless otherwise indicated)	2006	2006	2006	2006

Net sales	$ 108,598	$ 106,369	$ 415,777	$ 399,430

Cost of sales	85,190	83,575	326,036	317,366

Gross profit	$ 23,408	$ 22,794	$ 89,741	$ 82,064

Gross margin	21.6%	21.4%	21.6%	20.5%

SUPPLEMENTAL INFORMATION: Reconciliation of OTC net sales, cost of sales, gross profit, and gross margin to Core OTC net sales, cost of sales, gross profit and gross margin (See Note 3 below):

	Three Months Ended		Twelve Months Ended
	December 31,	January 1,	December 31,	January 1,
	2006	2006	2006	2006
	(In thousands)
Over-the-Counter (OTC):
Net sales	$ 56,099	$ 51,226	$ 197,964	$ 180,566
CNS	522	2,328	2,376	8,037
Wholesale OTC	-	468	-	6,292
Core OTC net sales	$ 55,577	$ 48,430	$ 195,588	$ 166,237

Cost of sales	$ 40,530	$ 36,382	$ 139,674	$ 130,346
CNS	46	936	112	3,519
Wholesale OTC	-	350	-	5,421
Core OTC cost of sales	$ 40,484	$ 35,096	$ 139,562	$ 121,406

Gross profit	15,569	14,844	58,290	50,220
CNS	476	1,392	2,264	4,518
Wholesale OTC	-	118	-	871
Core OTC gross profit	$ 15,093	$ 13,334	$ 56,026	$ 44,831

Gross margin	27.8%	29.0%	29.4%	27.8%
CNS	91.2%	59.8%	95.3%	56.2%
Wholesale OTC	0.0%	25.2%	0.0%	13.8%
Core OTC gross margin	27.2%	27.5%	28.6%	27.0%

NOTE 3: Supplemental information related to the company's Core OTC net sales, cost of sales, gross profit, and gross margin for the three months ended December 31, 2006 and January 1, 2006 is presented for informational purposes only and is not prepared in accordance with generally accepted accounting principles. Effective November 9, 2005, the company terminated its wholesale OTC fulfillment agreement with Amazon.com, Inc. without any material obligations for either party following the termination. On December 31, 2005, we entered into a fulfillment agreement with Weil Lifestyles, LLC, resulting in Weil-related CNS net sales (which make up the substantial majority of CNS net sales) being recorded on a net basis after that date. All CNS sales were previously recorded on a gross basis.

SUPPLEMENTAL INFORMATION: Segment Information:

	Three Months Ended		Twelve Months Ended
	December 31,	January 1,	December 31,	January 1,
	2006	2006	2006	2006
Net sales:
Over-the-Counter (OTC)	$ 56,099	$ 51,226	$ 197,964	$ 180,566
Mail-order pharmacy	14,496	19,994	67,379	75,612
Local pick-up pharmacy	25,962	23,834	100,654	96,126
Vision	12,041	11,315	49,780	47,126
	$ 108,598	$ 106,369	$ 415,777	$ 399,430
Cost of sales:
Over-the-Counter (OTC)	$ 40,530	$ 36,382	$ 139,674	$ 130,346
Mail-order pharmacy	12,383	17,264	58,026	65,352
Local pick-up pharmacy	22,943	20,958	89,654	84,660
Vision	9,334	8,971	38,682	37,008
	$ 85,190	$ 83,575	$ 326,036	$ 317,366
Gross profit:
Over-the-Counter (OTC)	15,569	14,844	58,290	50,220
Mail-order pharmacy	2,113	2,730	9,353	10,260
Local pick-up pharmacy	3,019	2,876	11,000	11,466
Vision	2,707	2,344	11,098	10,118
	$ 23,408	$ 22,794	$ 89,741	$ 82,064
Gross margin:
Over-the-Counter (OTC)	27.8%	29.0%	29.4%	27.8%
Mail-order pharmacy	14.6%	13.7%	13.9%	13.6%
Local pick-up pharmacy	11.6%	12.1%	10.9%	11.9%
Vision	22.5%	20.7%	22.3%	21.5%
	21.6%	21.4%	21.6%	20.5%
Variable order costs:
Over-the-Counter (OTC)	$ 5,456	$ 5,358	$ 18,650	$ 19,069
Mail-order pharmacy	1,055	1,832	5,501	6,959
Local pick-up pharmacy	1,064	986	4,128	4,030
Vision	561	666	2,478	2,858
	8,136	8,842	30,757	32,916
Contribution margin:
Over-the-Counter (OTC)	$ 10,113	$ 9,486	$ 39,640	$ 31,151
Mail-order pharmacy	1,058	898	3,852	3,301
Local pick-up pharmacy	1,955	1,890	6,872	7,436
Vision	2,146	1,678	8,620	7,260
	$ 15,272	$ 13,952	$ 58,984	$ 49,148

SUPPLEMENTAL INFORMATION: Reconciliation of Net Loss to Adjusted EBITDA Income (Loss) (See Note 4 below):

	Three Months Ended		Twelve Months Ended
	December 31,	January 1,	December 31,	January 1,
(In thousands, unless otherwise indicated)	2006	2006	2006	2006

Net loss	$ (2,947)	$ (4,492)	$ (13,026)	$ (20,899)
Amortization of intangible assets	468	706	2,060	3,004
Amortization of non-cash marketing	573	572	2,290	2,290
Stock-based compensation	1,705	337	6,721	1,968
Depreciation	1,540	1,409	6,040	5,280
Interest income, net	(438)	(367)	(1,730)	(1,270)
Adjusted EBITDA income (loss)	$ 901	$ (1,835)	$ 2,355	$ (9,627)

NOTE 4: Supplemental information related to the company's adjusted EBITDA income (loss) for the three and twelve months ended December 31, 2006 and January 1, 2006 is presented for informational purposes only and is not prepared in accordance with generally accepted accounting principles. Adjusted EBITDA income (loss) is defined as loss before taxes, depreciation, and amortization of intangible assets and non-cash marketing expense, adjusted to exclude the impact of stock-based compensation expense.

SUPPLEMENTAL INFORMATION: Reconciliation of Forecasted Q1 2007 and FY 2007 Net Loss Range to Forecasted Q1 2007 and FY 2007 Adjusted EBITDA Income Range

Range Calculated As:	Three Months Ended		Twelve Months Ended
	April 1, 2007		December 30, 2007
(In thousands, unless otherwise indicated)	Range High	Range Low	Range High	Range Low

Net loss	$ (3,000)	$ (4,000)	$ (7,000)	$ (11,000)
Amortization of intangible assets	445	445	1,225	1,225
Amortization of non-cash marketing	575	575	2,300	2,300
Stock-based compensation	2,200	2,200	8,200	8,200
Depreciation	1,730	1,730	8,050	8,050
Interest income, net	(450)	(450)	(1,775)	(1,775)
Adjusted EBITDA Income	$ 1,500	$ 500	$ 11,000	$ 7,000

drugstore.com, inc.
Consolidated Balance Sheets
(in thousands, except share data)

	December 31,	January 1,
	2006	2006 [5]
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$ 13,393	$ 20,291
Marketable securities	27,246	26,172
Accounts receivable, net of allowances	36,688	34,214
Inventories	26,469	23,468
Prepaid marketing expenses	2,290	2,387
Other current assets	2,615	2,583
Total current assets	108,701	109,115

Fixed assets, net	18,293	15,839
Other intangible assets, net	5,376	7,427
Goodwill	32,202	32,202
Prepaid marketing expenses and other	3,750	5,980
Total assets	$ 168,322	$ 170,563

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 57,507	$ 58,177
Accrued compensation	4,841	3,426
Accrued marketing expenses	3,661	3,382
Other current liabilities	1,292	1,751
Current portion of long-term debt	3,949	2,029
Total current liabilities	71,250	68,765

Long-term debt, less current portion	1,839	2,685
Deferred income taxes	945	945
Other long-term liabilities	1,610	1,897

Stockholders' equity:
Common stock, $.0001 par value, stated at amounts paid in:
Authorized shares - 250,000,000
Issued and outstanding shares - 94,335,027 and 92,904,652
as of December 31, 2006 and January 1, 2006, respectively	843,026	833,589
Accumulated other comprehensive loss	(7)	(3)
Accumulated deficit	(750,341)	(737,315)
Total stockholders' equity	92,678	96,271
Total liabilities and stockholders' equity	$ 168,322	$ 170,563

NOTE 5: Certain prior year amounts have been reclassified to conform to the current year presentation.

drugstore.com, inc.
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,	January 1,	December 31,	January 1,
	2006	2006	2006	2006
	(unaudited)		(unaudited)	(audited)
Operating activities:
Net loss	$ (2,947)	$ (4,492)	$ (13,026)	$ (20,899)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	1,540	1,409	6,040	5,280
Amortization of marketing and sales agreements	573	572	2,290	2,290
Amortization of intangible assets	468	706	2,060	3,004
Stock-based compensation	1,705	337	6,721	1,968
Loss on disposal of assets	-	674	-	674
Other, net	-	(66)	24	34
Changes in:
Accounts receivable	(1,178)	(1,407)	(2,474)	1,130
Inventories	(4,513)	(3,098)	(3,001)	(4,181)
Prepaid marketing expenses and other	(483)	1,197	5	162
Accounts payable, accrued expenses and other liabilities	4,731	4,941	278	735
Net cash provided by (used in) operating activities	(104)	773	(1,083)	(9,803)

Investing activities:
Purchases of marketable securities	(4,822)	(1,301)	(22,853)	(37,872)
Sales and maturities of marketable securities	4,700	5,550	21,775	30,425
Purchases of fixed assets	(2,020)	(856)	(7,564)	(6,034)
Net cash provided by (used in) investing activities	(2,142)	3,393	(8,642)	(13,481)

Financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	1,319	94	2,716	2,091
Proceeds from private placement, net	-	(9)	-	25,952
Proceeds from term loan, line of credit and asset financings	1,325	662	2,325	1,662
Principal payments on capital lease and term loan obligations	(497)	(426)	(2,214)	(1,621)
Net cash provided by financing activities	2,147	321	2,827	28,084

Net increase (decrease) in cash and cash equivalents	(99)	4,487	(6,898)	4,800
Cash and cash equivalents, beginning of period	13,492	15,804	20,291	15,491
Cash and cash equivalents, end of period	$ 13,393	$ 20,291	$ 13,393	$ 20,291